                                                       Rule 424(b)(2)
                                                       Registration No. 33-51407
PRICING SUPPLEMENT NO.  9   DATED:  11-16-95

(To Prospectus Dated February 15, 1994, as supplemented by Prospectus Supplement Dated March 22, 1994)



                            FIRST BANK SYSTEM, INC.

                     Medium-Term Notes, Series F (Senior)
                  Medium-Term Notes, Series G (Subordinated)



Series:                                      CUSIP: 31928MBH7
[X] Series F (Senior)                        Issue Price (Dollar Amount and Percentage of Principal Amount): 100.0
[_] Series G (Subordinated)

Form of Note:                                Interest Rate/Initial Interest Rate: 5.7525%
[X] Book-Entry
[_] Certificated                             Interest Payment Dates: 3rd Wednesday each month beginning 12-20-95

Principal Amount: 57,000,000                 Regular Record Dates: 15th calendar day prior to each interest payment date

Original Issue Date: 11-20-95                Interest Determination Dates: 2 Business days prior to Reset/Payment Date

Maturity Date: 11-20-96                      Interest Reset Dates: 3rd Wednesday each month

Interest Rate Basis (and,                    Index Maturity: 1 month
if applicable, related
Interest Periods): Act/360                   Spread: -.06%

[_]  Fixed Rate Notes                        Spread Multiplier:
[_]  Commercial Paper Rate Note
[_]  Federal Funds Rate Note                 Alternate Rate Event Spread:
[X]  LIBOR Note
[_]  Prime Rate Note                         Alternate Rate Event Spread Multiplier:
[_]  Eleventh District Cost
     of Funds Rate Note                      Maximum Interest Rate:
[_]  CD Rate Note
[_]  Treasury Rate Note                      Minimum Interest Rate:
[_]  J.J. Kenny Rate Note
[_]  CMT Rate Note
[_]  Other Base Rate                         Index Source: Telerate 3750
     (as described below)                    For Original Issue Discount Notes:
[_]  Zero Coupon Note
                                                 Original Issue Discount:          %
Redemption Terms:
                                                 Yield to Maturity:                %
Other Terms:
                                                 Original Issue Discount Notes:
Agent's Commission: 0
                                                     [_]  Subject to special provisions set forth therein
                                                          with respect to the principal amount thereof
                                                          payable upon any redemption or acceleration of
                                                          the maturity thereof.
                                                     [_]  For Federal income tax purposes only.

Proceeds to FBS: $57,000,000                     Is the record or beneficial owner a California resident?

DTC Participant: Lehman Brothers                           Yes  [_]           No  [X]
                 DTC 636

/s/ Kenneth D. Nelson